Exhibit 99.1

Silverleaf Resorts Amends and Extends Revolving Credit Facility

DALLAS - (BUSINESS WIRE) - November 1, 2010 -- Silverleaf Resorts, Inc. (NasdaqCM: SVLF) today announced the amendment of its consolidated receivables, inventory and acquisition revolving line of credit with Textron Financial Corporation (“Textron”). The maximum aggregate commitment under the facility, which is currently $75 million, will be $60 million effective January 31, 2011, $50 million effective July 31, 2011, and $40 million effective January 31, 2012. The revolving period of the Receivable Loan Component was extended one year from January 31, 2011 to January 31, 2012, provided that if the maximum amount outstanding exceeds the maximum aggregate commitment on any of the respective dates on which the maximum aggregate commitment is reduced, the revolving term shall end on that date. The maturity date will remain at January 31, 2013. The interest rate for the Receivable Loan Component will remain at the prime rate with an increase in the floor interest rate from 6.00% to 6.25%. The terms of the Inventory and Acquisition Loan Components remained the same.

Thomas Morris, Executive Vice President - Capital Markets and Strategic Planning, commented, “A key driver to our success during the past 18 months has been our long-standing relationships with our industry lenders. Their continued support, along with our strategic decisions to access the capital markets, has been critical to us in meeting our liquidity needs. The support and confidence of Textron in amending this credit facility further demonstrates the validity of our business model.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2009 Annual Report on Form 10-K filed on March 8, 2010.

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Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218